UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 15, 2008
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Maxim Integrated Products, Inc. (the "Company") suspended stock option exercises starting September 23, 2006 as a result of not having timely filed its periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended, because of the previously-announced Special Committee inquiry into certain past stock option grants and granting practices, as well as the Company's need to restate certain historical financial statements to record additional stock-based compensation expense as a result of that inquiry. The Company will continue to prohibit the exercise of stock options until the Company completes its financial restatement and becomes current with its public reporting obligations.

During the period stock option exercises are suspended, vested stock options held by current and former employees have and will continue to expire due to the expiration of their 10-year terms. In September 2007, the Company offered cash goodwill payments to certain individuals holding vested stock options that expire due to reaching their maximum 10-year terms (but which cannot be exercised) from September 23, 2006 through March 31, 2008 in exchange for a release of claims related to the expiring options. Payments totaled approximately $100 million for options that expired in September 2006 through March 2008. Reference is made to the Company's Form 8-K filed with the Commission on October 4, 2007 describing these payments more fully.

In February 2008, the Company extended this offer to certain individuals holding vested stock options that expire due to reaching their maximum 10-year terms (but which cannot be exercised) in April 2008 through June 2008, but excluded officers, including Named Executive Officers of the Company, who hold vested stock options that expire on June 17, 2008.

On May 15, 2008, the Board of Directors authorized the Company to offer goodwill payments to current officers with vested stock options expiring on June 17, 2008 on the same terms and conditions that apply to other option holders except that payments to officers will be subject to vesting based upon continued employment at the Company on the applicable vesting date. Specifically, 25% of the total goodwill payment to officers will vest on July 1, 2008, October 1, 2008, January 1, 2009 and April 1, 2009, respectively. In the event a particular officer is terminated without cause then such officer will be entitled to the remaining unvested goodwill payments within a reasonable period of time following such termination subject to entering into a full release of claims against the Company. The Company retains the ability to accelerate the payment of unvested amounts in certain circumstances. The options held by current officers that are expiring on June 17, 2008 were granted on June 17, 1998 and were vested by July 31, 2003 and remained outstanding through continued service by each such individual.

For all participants, the cash goodwill payment is the amount the "calculated value" of the expiring option exceeds the exercise price multiplied by the number of shares, less applicable tax withholding. For this purpose, the "calculated value" is equal to the price at which 10% of the daily close prices of the Company's common stock fall above this price for trading days from August 7, 2006 (the date on which the Company initiated a trading blackout on officers and other individuals) through the expiration date of the option. The cash goodwill payment will be subject to the option holder executing a release of all claims relating to the option, and all participating officers must enter into a vesting agreement described above. Approximately 180 individuals hold options that expire in April 2008 through June 2008 and have been or may be considered by the Company to be eligible for a goodwill payment, and the aggregate payments are expected to total approximately $30 million. The Company expects that stock options covering approximately 2 million shares will expire during the period of April 2008 through June 2008. The Company expects to incur a compensation expense equal to the amount of cash paid out under the program.

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The following table sets forth the estimated cash payments that the Company expects to make under the program to its named executive officers:

Option Holder Name	Option Grant Date	Option Expiration Date	Option Exercise Price	Number of Expired Options (a)	Cash Payment Amount before applicable tax witholding (b)

Tunc Doluca	June 17, 1998	June 17, 2008	$14.0625	92,890	$1,716,374.98

Rich Hood	June 17, 1998	June 17, 2008	$14.0625	70,890	$1,309,869.98

Pirooz Parvarandeh	June 17, 1998	June 17, 2008	$14.0625	80,000	$1,478,200.00

Vijay Ullal	June 17, 1998	June 17, 2008	$14.0625	100,000	$1,847,750.00

(a)	These options expired in accordance with their terms on the tenth anniversary of the grant date in accordance with the Company's 1996 Stock Incentive Plan and applicable stock option agreement.
(b)	The cash payment amount equals $32.54 less the exercise price of the option multiplied by the number of shares.

The form of release of claims applicable to the named executive officers is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

The exhibit listed below is being furnished with this Form 8-K.
Exhibit No.	Description
10.1	The form of release of claims applicable to the named executive officers who receive a cash payment.

(All other items on this report are inapplicable.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Maxim Integrated Products, Inc.

By: /s/ Bruce E. Kiddoo Bruce E. Kiddoo Vice President of Finance

Date: May 21, 2008

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EXHIBIT INDEX

Exhibit No.	Description
10.1	The form of release of claims applicable to the named executive officers who receive a cash payment. PDF provided as a courtesy